Free-Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-130051

JPMORGAN structured investments	For Broker Dealer/Advisor Use Only Quick Reference Guide Buffer Return Enhanced Note

Hotline: 1-800-576-3529

The discussion contained on the facing page is for educational and illustrative purposes only.  The preliminary and final terms of any securities offered by JPMorgan Chase & Co. will be different from those set forth in general terms in this Quick Reference Guide and any such final terms will depend on, among other things, market conditions on the applicable launch and pricing dates for such securities.  Any information relating to performances contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results, whether historical or hypothetical, will be achieved.  The information in this Quick Reference Guide is subject to change, and JPMorgan undertakes no duty to update these materials or to supply corrections.  This material shall be amended, superseded and replaced in its entirety by a subsequent preliminary or final term sheet and/or pricing supplement, and the documents referred to therein, which will be filed with the Securities and Exchange Commission, or SEC.  In the event of any inconsistency between the materials presented in the following pages and any such preliminary or final term sheet or pricing supplement, such preliminary or final term sheet or pricing supplement shall govern.

This material is not a product of JPMorgan's Research Departments and is not a research report.  This material is produced by the Structured Investments Group, which proposes structured investment ideas for JPMorgan clients.  Unless otherwise specifically stated, any views or opinions expressed herein are solely those of the Structured Investments Group and may differ from the views and opinions expressed by JPMorgan's Research Departments or other departments.  Research reports and notes produced by the firm’s Research Departments, as well as disclosures of conflicts, are available from your firm contact or at the firm’s research website: http://www.morganmarkets.com

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors.  The products described herein should generally be held until maturity as early unwinds could result in lower than anticipated returns.  This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.  Investors should consult with their own advisors as to these matters.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

JPMorgan and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or derivatives of the same), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations of, issuers mentioned herein.  JPMorgan is a marketing name for the investment banking businesses of JPMorgan Chase & Co., which are comprised of a combination or entities, including J.P. Morgan Securities Inc. --  a member of the NYSE, of other national and regional exchanges, and an NASD registered broker-dealer.

In the event that JPMorgan Chase & Co. were to offer structured investments or securities and you were to purchase any such securities, JPMorgan Chase & Co. and each of its affiliates participating in such distribution, if any, will not act as a financial advisor or a fiduciary to, or an agent of, you or any other person with respect to any offering of such securities (including in connection with determining the terms of the offering).  Additionally, neither JPMorgan Chase & Co. nor any of its affiliates will act as adviser to you or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  Structured investments and securities of JPMorgan Chase & Co. are complex instruments and the tax law applicable to them is unclear.  In connection with any offering of structured investments or securities by JPMorgan Chase & Co., you should consult with your own advisors concerning legal, tax, investment, accounting and regulatory matters and you shall be responsible for making your own independent investigation and appraisal of any such transactions, and JPMorgan Chase & Co. and its affiliates shall have no responsibility or liability to you with respect thereto.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.  Before you invest in any offering of securities by JPMorgan Chase & Co., you should read the prospectus in that registration statement, each prospectus supplement, as well as the particular product supplement, term sheet and any other documents that JPMorgan Chase & Co. has filed with the SEC relating to such offering for more complete information about JPMorgan Chase & Co. and the offering of any securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the particular offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

Quick Reference Guide Last update: 10/2007

JPMORGAN structured investments	For Broker Dealer/Advisor Use Only Quick Reference Guide Buffer Return Enhanced Note

Overview

Buffered Return Enhanced Notes or “BRENs” are Structured Investments that offer leveraged participation in diverse underlyings combined with a buffer against some risk to principal.  These buffers typically range from 10-20%.

•	Please visit www.jpmorgan.com/si for more information

Investment Details

•	Typical maturity dates of 13 months–3 years. Maturity dates available of 1-5 years.
•	A buffer offers some protection from a decrease in value of the underlying asset, typically 10-20%.
Downside Protection:
•	If at maturity the underlying does not decline by more than the buffer amount, client will receive full principal back.
•	Amount of loss on investment begins below the buffer:
•	Example w/10% Buffer: If at maturity the underlying is down 18%, the investor loses 8% of the initial investment. (18%-10% =8%).
Upside Participation:
•	Investor will participate in upside potential as determined by the Participation Rate:
•	Example w/Participation Rate of 140%: Investor receives the return of the index at the final valuation date multiplied by 1.4, plus 100% of principal.
•	Returns on BREN underlying appreciation can be either capped or uncapped.

Note:  ‘Participation Rate’ is at times expressed as the ‘Leverage Factor’ – A Participation Rate of 140% would denote 1.4 multiplied by the index or basket return.
•	Please see Payout Profile to the right as an example.
•	Specific Terms are created monthly and may be available at: www.jpmorgan.com/si

Tax Impacts

•	Long term capital gains tax treatment if held unhedged for more than one year.
•	Depending on the specific economic terms, investment in the note may be categorized as “open transaction”.

Secondary Markets

•	Structured Investments are recommended as buy and hold investments and JPMorgan does not recommend liquidation before the maturity date.
•	If an investor wants to liquidate before maturity, JPM currently offers and intends to maintain a liquid secondary market.
•	Please keep in mind that prices in the secondary market may be lower and fees will reduce the amount your client receives.
•	Real-time bids are published on Bloomberg and jpmorgan.com/si, and can also be attained by calling JPMorgan at 1-800-576-3529.

Market View

•	Short-to-medium term investments
•	Protects against market losses up to the buffer amount
•	Bullish market views if uncapped
•	Range-bound market view if capped

Pricing & Fees

•	Pricing, fees and upfront commission vary on each investment created
•	Refer to Pricing Supplement for individual deal pricing
•	Minimum $1,000 investment
•	All prices, participation, protection are net of fees

Payout Profile Example: 10% Buffer and 140% Participation

•	These hypothetical returns set forth below are for illustrative purposes only

SELECTED RISK CONSIDERATIONS

•	Your investment in the notes may result in a loss.
•	In some cases the maximum gain on the note may be limited to a maximum total return.
•	Certain built-in costs are likely to adversely affect the value of the notes prior to maturity.
•	No interest or dividend payments or voting rights in the underlying asset.
•	Any liquidity provided at sole discretion of JPMorgan.

Quick Reference Guide Last update: 10/2007